As filed with the Securities and Exchange Commission November 12, 2009

Registration No. 333-162852

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ante4, Inc.

(formerly WPT Enterprises, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	77-0639000 (I.R.S. Employer Identification No.)

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Telephone: (323) 330-9900

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Steven Lipscomb

President and CEO

ante4, Inc.

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Telephone: (323) 330-9900

Facsimile: (323) 330-9901

(Name, address and telephone number of agent for service)

Copies to:

David J. Polgreen, Esq.

Martin R. Rosenbaum, Esq.

Maslon Edelman Borman & Brand, LLP

90 South 7th Street, Suite 3300

Minneapolis, Minnesota 55402

Telephone: (612) 672-8200

Facsimile: (612) 642-8381

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.    (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(3)
Common stock, par value $.001 per share, currently subject to options outstanding or available for issuance under the 2004 Stock Incentive Plan(1)	1,996,667 shares	$1.16	$3,194,667	$178.26(4)

(1)   Consists of 1,493,916 shares of common stock issuable upon exercise of stock options currently outstanding and 502,751 shares of common stock available for issuance under the 2004 Stock Incentive Plan, including upon exercise or issuance of stock-based awards under the 2004 Stock Incentive Plan.

(2)   There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon the per share average of high and low prices of the Registrant’s common stock on the NASDAQ Global Market on October 27, 2009.

(4)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 12, 2009

PROSPECTUS

ANTE4, INC.

ante4, Inc.

Shares of Common Stock under ante4, Inc.’s

2004 Stock Incentive Plan

Common Stock

This prospectus covers the offer and sale by us of shares of common stock upon exercise of options currently outstanding under our 2004 Stock Incentive Plan (the “Plan”) to eligible employees, consultants and directors of ante4, Inc. (formerly WPT Enterprises, Inc.)  This prospectus also covers such additional stock-based awards (including incentive stock options, restricted stock, stock appreciation rights, performance shares or other stock-base awards) that may be granted or exercised from time to time under the Plan.  We will receive the exercise or purchase price of certain stock-based awards under the Plan if and when such awards are exercised.

Our common stock is listed on the Nasdaq Global Market under the symbol “ANTF.”  On November 10, 2009, the closing price of our common stock, as reported on the Nasdaq Global Market, was $1.09.

The securities offered by this prospectus involve a high degree of risk.

See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  A representation to the contrary is a criminal offense.

The date of this Prospectus is                  , 2009.

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PROSPECTUS SUMMARY

The following is a summary of this prospectus. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety.  Unless otherwise indicated, our “Company,” “we,” “us,” “our” and similar terms refer to ante4, Inc.

Our Company

We entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated August 24, 2009, with Peerless Media Ltd. (“Buyer”) pursuant to which we agreed to sell substantially all of our operating assets other than cash, investments and certain excluded assets to Buyer (the “Transaction”).  We closed the Transaction on November 2, 2009.  As a result of closing the Transaction, we no longer will operate the Company’s previous business, and plan to use the proceeds of the Transaction to develop or acquire a new operating business.  In addition, we changed the Company’s name from WPT Enterprises, Inc. to ante4, Inc.  The description of our business below describes our business prior to the closing of the Transaction.

We created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. The current season of the World Poker Tour®, or WPT® television series - Season Seven, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net (“FSN”) in the United States, and has been licensed for broadcast globally. In January 2008, we launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States, which is currently offered in 38 states. Through November 2008, we offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions. We also licensed our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and engaged in the sale of corporate sponsorships. Through March 2009, we developed and marketed online and mobile games supporting the WPT China National Traktor Poker TourTM.

We operated through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, described in greater detail below:

WPT Studios, our multi-media entertainment division, generated revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that hosted our televised events.

WPT Online included the online poker club ClubWPT.com that generated revenue from subscriptions, and international poker and casino real money gaming websites, which were terminated in November 2008, and an online merchandise store.

WPT Global Marketing included branded consumer products, sponsorships and event management. Branded consumer products generated revenue from the licensing of our brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generated revenue through corporate sponsorship and management of televised and live events.

WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker”™ in online and mobile games. In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business were greater than the Company was willing to expend. In March 2009, the Company decided to shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets.

Our executive offices are located at 5700 Wilshire Boulevard, Suite 625, Los Angeles, CA 90036, and our telephone number is (323) 330-9900. Our internet site is www.worldpokertour.com. None of the information on our internet site is part of this prospectus.

The Offering

This prospectus covers the offer and sale by us of shares of common stock upon exercise of options currently outstanding under the Plan to eligible employees, consultants and directors of ante4, Inc.  This prospectus also covers such additional stock-based awards (including incentive stock options, restricted stock, stock appreciation rights, performance shares or other stock-based awards) that may be granted or exercised from time to time under the Plan.

The shares being registered under this prospectus are currently registered pursuant to a Registration Statement on Form S-8 (File No. 333-122573), which was filed with the Securities and Exchange Commission on February 4, 2005 and amended pursuant to a post-effective amendment filed on July 17, 2006 (the “Form S-8”).  We closed the Transaction on November 2, 2009.  We plan to use the proceeds of the Transaction to develop or acquire a new operating business.  However, until we develop or acquire a new operating business, it is possible that we will be considered a “shell company” as that term is defined in Rule 12b-2 of the Exchange Act.  As discussed in Section A.(1) of the General Instruction for Form S-8, assuming that as a result of closing of the Transaction we should be considered a shell company, we may no longer be eligible to use Form S-8 to register the shares of common stock subject to the Plan.  By registering the shares subject to the Plan on Form S-3, our current and former employees, consultants and directors will continue to be able to exercise their stock options or other stock-based awards and still receive registered, freely tradable shares.  Therefore, we intend to withdraw the Form S-8 once the Registration Statement on Form S-3 has been declared effective by the Securities and Exchange Commission.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

The Company has become a development stage company with cash and investments, certain international sponsorship agreements and a participation in future WPT and Professional Poker Tour® (“PPT”) brand revenues, but has no operating history on which investors can evaluate its ability to achieve stated business objectives.

Now that the Transaction is closed, substantially all of the Company’s operating assets other than cash, investments and certain other assets have been sold to Buyer. We should now be considered a development stage company with no historic operating results. We will generate revenues from our international sponsorship agreements with PokerStars and we will have general and administrative expenses to remain a public company and to search for a new company to develop or acquire. There is no basis on which to evaluate our ability to achieve our business objective of acquiring or developing a new business. The Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation and cannot guarantee that the Company will be able to successfully consummate any such transaction. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction.

Buyer or alternatively its parent company, ElectraWorks Ltd.,  may not honor all of their obligations under the asset purchase agreement.

Buyer has made significant representations, warranties and commitments to the Company about various matters including the commitment to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. Buyer currently has no operations and ElectraWorks Ltd. (“Parent”) has guaranteed all of Buyer’s obligations under the asset purchase agreement. Buyer or alternatively Parent may not honor all of their obligations under the asset purchase agreement.

You will not receive protections afforded stockholders of certain blank check companies.

Until we acquire or develop a business, we may be deemed to be a “blank check” company under U.S. securities laws. Our cash and investments were not, however, obtained through an initial public offering with the intention of being used to acquire or develop a business like other blank check companies. Companies that complete an initial public offering and have less than $5.0 million of net tangible assets are regulated by Securities and Exchange Commission (“SEC”) Rule 419 that is designed to protect stockholders in blank check companies. Accordingly, Company stockholders will not receive the benefits or protections of that rule. Among other things, this means that our common stock is immediately tradable; at least 90% of the initial public offering proceeds are not held in an escrow account; investments are not restricted to deposits under the Federal Deposit Insurance Act, money market funds meeting the requirements of the Investment Company Act of 1940 or investments that are direct obligations of or guaranteed by the U.S.; investors will not have their investment refunded if they disapprove of a proposed acquisition; we are not obligated to spend at lease 80% of the funds held in escrow for an acquisition; and we will have longer than 18 months to complete a business combination.

Large blank check special purpose acquisition companies that complete an initial public offering and have more than $5.0 million of net tangible assets are also not protected by Rule 419. These companies, however, during the initial public offering process usually agree to restrictions in their certificate of incorporation that are similar to restrictions contained in Rule 419. Among other things, large blank check special purpose acquisition companies generally agree to place 85% or more of the initial public offering proceeds in an escrow account; investments are generally restricted to money market funds meeting the requirements of the Investment Company Act of 1940 or short-term U.S. government securities such as treasury bills; investors generally have their investment refunded if they disapprove of a proposed acquisition; they are generally obligated to spend 80% of the funds held in escrow for the acquisition and they generally have 18 to 24 months to complete a business combination. Our cash and investments were not, however, obtained through an initial public offering with the intention of being used to acquire or develop a new business like large blank check special purpose acquisition companies and we are not similarly restricted.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5.0 million or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•                  make a special written suitability determination for the purchaser;

•                  receive the purchaser’s written agreement to a transaction prior to sale;

•                  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•                  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Until the Company selects a particular industry or target business with which to complete a business combination, you will be unable to ascertain the merits or risks of the industry or business in which we may ultimately operate.

We intend to develop or acquire a company with principal business operations in an industry that we believe will provide significant opportunities for growth and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that all of the significant risks present in that target business will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to affect.

Resources will be expended in researching potential acquisitions that might not be consummated.

The investigation of target businesses and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention in addition to costs for accountants, attorneys and others. We will incur operating losses, resulting from payroll, rent and other overhead fees. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control.

If an acquired business does not perform up to expectations, our financial condition and results of operations may be negatively impacted.

In order to meet our disclosure and financial reporting obligations under federal securities laws, and in order to develop and seek to execute strategic plans for how we can increase the revenues and/or profitability of a target business, realize operating synergies or capitalize on market opportunities, we must conduct a due diligence investigation of one or more target businesses. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot guarantee you that this diligence will surface all material issues or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

Rule 3a-2 of the Investment Company Act of 1940 allows companies that have a bona fide intent to engage primarily in a business other than that of investing in securities up to a one year period to engage in that other business activity. This exception may only be used once during a three-year period. We plan to seek the exemption under Rule 3a-2 of the Investment Company Act of 1940 to avoid being deemed to be an investment company.

We can invest our investment portfolio in U.S. government securities and other investments that qualify for an exception under Rule 3a-1 of the Investment Company Act of 1940 of the definition of what is an investment security if we believe that we may be deemed to be an investment company. By qualifying under this exception, we do not believe that our anticipated business activities will subject us to the requirements of the Investment Company Act of 1940. One part of our current investment portfolio, however, is a $3,850,000 investment in auction rate securities and related rights to put the securities to the broker holding the securities during the period June 30, 2010 to July 2, 2012 that could be deemed an investment security under the Investment Company Act of 1940. We may not be able to sell the auction rates securities and related put rights near par value until June 30, 2010 and invest the proceeds in investments that qualify for the exception under Rule 3a-1 of the Investment Company Act of 1940.

We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, if, prior to the consummation of a business combination, we are viewed as engaging in the business of investing in securities or we own investment securities having a value exceeding 40% of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•                  restrictions on the nature of and custodial requirements for holding our investments; and

•                  restrictions on our issuance of securities which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•                  registration as an investment company;

•                  adoption of a specific form of corporate structure; and

•                  reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

If we become subject to the Investment Company Act of 1940, compliance with these additional regulatory burdens would require additional costs and expenses. There can be no assurance that we are not deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940 or that we will qualify for the exemptions under Rule 3a-1 or Rule 3a-2 of the Investment Company Act of 1940.

Nasdaq may determine that we are operating as a “public shell” and may decide to subject us to delisting proceedings or additional and more stringent continued listing criteria.

While Nasdaq has no bright-line or qualitative test for determining whether a particular company is a “public shell,” the exchange has expressed the opinion that the securities of companies operating as “public shells” may be subject to market abuses or other violative conduct that is detrimental to the interests of the investing public. Nasdaq has defined a public shell as a company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Nasdaq may perform a facts and circumstances analysis to determine whether they believe that the Company is a “public shell”. Listed companies determined to be public shells by Nasdaq may be subject to delisting proceedings or additional and more stringent continued listing criteria.

On September 8, 2009, we received a letter from Nasdaq inquiring about our plans after the closing of the Transaction.  Now that the Transaction has closed, until we acquire or develop an operating business, it is possible that we will be considered a “shell company” under the Exchange Act.  In accordance with Nasdaq Listing Rule 5101, Nasdaq may determine to apply additional and more stringent listing criteria to us or move to delist us if the determine that we are a shell company, which could cause the price of our common stock to drop.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and could cause a change in control of our ownership.

Our Certificate of Incorporation authorizes the issuance of up to 100 million shares of common stock, par value $.001 per share, and 20 million shares of preferred stock, par value $.001 per share. There are approximately 76 million authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of the shares upon full exercise of our outstanding stock options). All of the 20 million shares of preferred stock are available for issuance.

The issuance of additional shares of our common stock or our preferred stock:

•                  may significantly reduce the equity interest of investors;

•                  may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•                  will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards; and

•                  may adversely affect the market price for our common stock.

Similarly, if we issue debt securities, it could result in:

•                  default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•                  acceleration of our obligations to repay the indebtedness (even if we make all principal and interest payments when due) if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•                  our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•                  our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

We may incur additional impairment charges to our auction rate securities portfolio and we are dependent on UBS AG to repurchase these investments from us.

As of June 28, 2009, we had $3,900,000 of principal invested in auction rate securities. The types of ARS investments that we own are backed by student loans, are guaranteed under the Federal Family Education Loan Program and are AAA or Aaa rated. The estimated fair value of our ARS holdings at June 28, 2009 was $3,455,000, which reflects a $445,000 impairment loss.

We entered into an agreement with UBS that requires UBS to buy our ARS at par value during the period June 30, 2010 to July 2, 2012. We have valued that right at $445,000 at June 28, 2009. We have given UBS the right to sell our ARS before that period if they are able to find a buyer that is willing to pay par value for our ARS. UBS has provided a $2,661,000 line of credit to us, secured by the ARS held by them, which we drew down in February 2009. At June 28, 2009, $2,647,000 was outstanding under the line of credit.

UBS’s obligation to repurchase our ARS is not secured by their assets and does not require UBS to obtain any financing to support their performance obligations. UBS has disclaimed any assurance that they will have sufficient financial resources to satisfy their obligations and the obligations are not guaranteed by any other party.

If uncertainties in the capital and credit markets continue, these markets deteriorate further or we experience any ratings downgrades on any ARS investments in our portfolio, we may need to further impair the value of our ARS portfolio, which could negatively affect our financial condition and results of operations. We are also dependant on UBS to repurchase our ARS portfolio at par value and that obligation is subject to performance risk on the part of UBS.

A substantial amount of our assets consists of cash and cash equivalents, which are on deposit with financial institutions in which the value of those assets may exceed the amount of Federal Deposit Insurance Corporation (“FDIC”) insurance held by those financial institutions.

As a result of closing the Transaction, substantially all of our assets consist of cash and cash equivalents, which are deposited with various financial institutions.  Global weakness in the worldwide commercial and investment banking systems is continuing, and as a result, the risk of asset impairment and/or closure of financial institutions remains high.  Although we have deposited and/or invested our cash assets with multiple financial institutions to maximize our FDIC insurance coverage, this coverage is currently limited to $250,000 per institution.  If any of the financial institutions that hold our cash and cash equivalents were to fail or otherwise be unable to return our assets to us, we could lose a substantial amount of our cash and cash equivalents.

If we do not remain in compliance with the minimum stock listing price requirements of Nasdaq Listing Rule 5550(a)(2) or are otherwise not in compliance with Nasdaq rules and if we are delisted from Nasdaq, the price of our common stock could drop.

Under Nasdaq Listing rules, if the closing bid price of our common stock is below $1.00 for 30 consecutive business days, we could be delisted from the Nasdaq Global Market. Nasdaq Listing rules provide the Company with 180 calendar days to regain compliance, which will require the bid price of the Company’s common stock to remain above $1.00 for a minimum of 10 consecutive business days.  On August 14, 2008, we received a letter from Nasdaq notifying us that we weren’t in compliance with the rule. Although we subsequently received a letter from Nasdaq dated July 1, 2009 stating that we had regained compliance with this rule, our closing stock price has only been slightly above $1.00, and is likely to fluctuate above and below that price for some time.

The loss of the services of Steven Lipscomb or other key employees or our failure to attract key individuals could adversely affect our business.

We are highly dependent on the services of Steven Lipscomb, who currently serves as our President and Chief Executive Officer. We do not currently have an employment contract with Mr. Lipscomb and he may elect to decrease the level of his involvement with us or terminate his employment with us altogether.

Our continued success is also dependent upon retention of other key management executives and upon our ability to attract and retain employees to implement our corporate development strategy. The loss of some of our senior executives, or an inability to attract or retain other key individuals, could materially adversely affect us. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees. We seek to compensate and provide incentives to our key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but we can make no assurance that these programs will allow us to retain key employees or hire new employees.

Members of our Board of Directors own a large number of the outstanding shares of our common stock and are able to significantly influence our management and operations.

Three members of our Board own 6,437,277 shares of our common stock, representing approximately 31% of our voting power as of October 2, 2009. As a result, these three individuals have a significant impact on the outcome of all matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated ownership could discourage others from pursuing a potential merger, takeover or other change of control transaction. As a result, the return on investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 20 million shares of undesignated preferred stock. Our Board has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under Nasdaq listing requirements. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our Company that are not approved by our Board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plan, project, continuing, ongoing, expect, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  These risks and uncertainties include; the risks of operating a new business after the closing of the Transaction; the Company’s use of the net proceeds of the Transaction; and the likelihood of receiving future revenues earned by Buyer utilizing the Company’s former brands and the Company’s participation in the future revenues.  These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will receive the exercise or purchase price of stock-based awards under the plan if and when such awards are exercised or purchased.  We currently have no specific plans for the use of the net proceeds received upon exercise or purchase of such awards.  We anticipate that we will use the net proceeds for general corporate purposes, including working capital.

PLAN OF DISTRIBUTION

The Plan permits us to issue shares of our common stock, or the cash equivalent thereof in the case of performance shares and certain other stock-based awards, to eligible employees, consultants and directors of the Company.  Shares are issuable by means of incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights, performance shares and other stock-based awards.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

In addition, pursuant to our Bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. We have also entered into contractual agreements with each of our directors and officers pursuant to which we have agreed to indemnify such individuals against similar expenses incurred in connection with claims arising out of their service as a director or officer provided that such indemnification is permitted under applicable law.  We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs.  In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  Our SEC filings are available on the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than any Current Reports on Form 8-K filed under Item 12):

•                  Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed on March 6, 2009;

•                  Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, filed with the SEC on May 7, 2009; Amended Quarterly Report on Form 10-Q/A for the quarter ended March 29, 2009, filed with the SEC on May 18, 2009; Quarterly Report on Form 10-Q for the quarter ended June 28, 2009, filed with the SEC on August 12, 2009; and Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, filed with the SEC on November 10, 2009;

•                  Current Reports on Form 8-K filed on December 29, 2008; January 20, February 13, February 18, March 20, March 24, May 4, July 2, July 29, August 3, August 18, August 24, August 25, September 10, September 15, November 2, and November 6, 2009, respectively; and Amended Current Reports on Form 8-K/A filed on

February 26, August 12, and October 14, 2009, respectively; and

•                  Registration Statement on Form S-1 filed April 15, 2004, containing the description of capital stock as set forth in the section entitled “Description of Capital Stock.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.   You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

ante4, Inc.

5700 Wilshire Boulevard, Suite 625

Los Angeles, CA 90036

Attention: President, CEO and Secretary

Telephone: (323) 330-9900

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of ante4, Inc. and its subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of Piercy, Bowler, Taylor & Kern, Certified Public Accountants, an independent registered public accounting firm, given upon the firm’s authority as an expert in auditing and accounting.

Common Stock

ANTE4, INC.

ante4, Inc.

PROSPECTUS

                 , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$178.26
Legal fees and expenses	8000
Accounting fees and expenses	2000
Printing expenses and miscellaneous	4500
$14678.26

Item 15.  Indemnification of Directors and Officers.

Our certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, pursuant to our Bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. We have also entered into contractual agreements with each of our directors and officers pursuant to which we have agreed to indemnify such individuals against similar expenses incurred in connection with claims arising out of their service as a director or officer provided that such indemnification is permitted under applicable law.   We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the U.S. Securities Act of 1933.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 16.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of WPT Enterprises, Inc. (Exhibit 3.4 to the Form S-1/A registration statement of the registrant filed on June 15, 2004 (File No. 333-114479)).
3.2	Bylaws of WPT Enterprises, Inc. (Exhibit 3.5 to the Form S-1/A registration statement of the registrant filed on June 15, 2004 (File No. 333-114479)).
4.1	Form of Specimen Stock Certificate (Exhibit 4.1 to the Quarterly Report on Form 10-Q of the registrant for the period ended September 27, 2009, filed on November 10, 2009).
5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP.**
23.1	Consent of Independent Registered Public Accounting Firm – Piercy, Bowler, Taylor & Kern**
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1).**
24.1	Power of Attorney (included on signature page).**
99.1	WPT Enterprises, Inc. 2004 Stock Incentive Plan (Exhibit 10.5 to the Form S-1/A registration statement of the registrant filed on June 15, 2004 (File No. 333-114479)).*
99.2	Amendments to the WPT 2004 Stock Incentive Plan, dated May 31, 2006 (Exhibit 10.1 to the Form 8-K report of the registrant filed on June 6, 2006).*
99.3	Form of Employee Stock Option Agreement (Exhibit 10.27 to the Form 10-K report of the registrant for the year ended December 31, 2006).*

*                 Management contract or compensation plan, contract or arrangement.

**          Previously filed.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2009.

ante4, Inc.

By:	/s/ Steven Lipscomb
Steven Lipscomb
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Steven Lipscomb	Director, President and Chief Executive Officer (Principal Executive Officer)	November 12, 2009
Steven Lipscomb

/s/ John Simonelli	Interim Chief Financial Officer (Principal Accounting and Financial Officer)	November 12, 2009
John Simonelli

/s/ Lyle Berman	Director	November 12, 2009
Lyle Berman

/s/ Bradley Berman	Director	November 12, 2009
Bradley Berman

/s/ Joseph Carson, Jr.	Director	November 12, 2009
Joseph Carson, Jr.

/s/ Ray Moberg	Director	November 12, 2009
Ray Moberg

/s/ Mimi Rogers	Director	November 12, 2009
Mimi Rogers